Exhibit 99.1

BioDelivery Sciences Announces Worldwide License and Development Agreement with Endo Pharmaceuticals for BEMA Buprenorphine

BDSI to receive up to $180 million plus royalties

BDSI management to hold conference call on Friday, Jan. 6, 2012, at 8:30 A.M. EST

RALEIGH, N.C., Jan. 6, 2012 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) today announced the signing of a worldwide license and development agreement with Endo Pharmaceuticals (Nasdaq: ENDP) for the exclusive rights to develop and commercialize BEMA Buprenorphine for the treatment of chronic pain. BEMA Buprenorphine utilizes BDSI’s patented and proven BioErodible MucoAdhesive (BEMA) technology to deliver the opioid analgesic buprenorphine.

In aggregate, the agreement is worth up to $180 million to BDSI if all milestones are met, which includes an upfront payment of $30 million, as well as intellectual property, development, regulatory and commercial milestone payments. Additionally, BDSI will receive a tiered mid to upper teen royalty on U.S. net sales of BEMA Buprenorphine.

Financial terms of the agreement include:

•	$30 million upfront payment to BDSI upon execution of the definitive agreement;

•	$95 million in potential milestone payments based on achievement of pre-defined intellectual property, clinical development and regulatory events;

•	$55 million in potential sales milestones upon achievement of designated sales levels; and

•	Tiered, mid to upper teen royalty on U.S. net sales

Under terms of the agreement, Endo will be responsible for the manufacturing, distribution, marketing and sales of BEMA Buprenorphine on a worldwide basis. Endo will commercialize BEMA Buprenorphine outside the U.S. through its own efforts or through regional partnerships. Both companies will collaborate on the planning and finalization of the Phase 3 clinical development program and regulatory strategy for BEMA Buprenorphine for chronic pain. BDSI will maintain responsibility for the conduct of planned clinical studies leading up to the submission of the New Drug Application (NDA). Endo will have the responsibility of submitting the NDA and managing the interactions with FDA.

“We could not be more pleased to enter into this significant partnership with a company that has the financial strength, market presence and focus in pain management as Endo,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “As we considered the ideal commercial partner for BDSI’s most significant asset, we sought to balance the financial benefits of the transaction with a company that had a real need for a product with the potential of BEMA Buprenorphine along with solid experience and commitment to the pain category. Endo is one of the most highly regarded and recognized companies in the area of pain management, and they continue to demonstrate their ability to excel in this category.”

“Endo is committed to serving as an integrated solutions provider for the development and commercialization of products focused on the management of pain,” said Dave Holveck, President and Chief Executive Officer of Endo. “The addition of BEMA Buprenorphine will broaden Endo’s portfolio of pain therapeutics, allowing us to offer an integrated suite of products that currently includes Opana ER, Voltaren Gel and Lidoderm, as well as a broad range of generic pain products. We look forward to working closely with BDSI on the development of this important asset.”

Webcast and Conference Call Information

BDSI will hold a conference call on Friday, January 6, at 8:30 A.M. Eastern Time to discuss the licensing deal with Endo Pharmaceuticals and provide a brief update on ONSOLIS and BEMA Buprenorphine/Naloxone. Interested parties may participate in the call which can be accessed at www.bdsi.com or toll-free at (866) 516-3002 or at (760) 298-5082. For those who are not able to listen to the live broadcast, a replay of the call will be made available on the BDSI website.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results (i) stemming from the Company’s commercial partnership with Endo Pharmaceuticals, (ii) of regulatory review of BEMA Buprenorphine and related milestone payments to the Company or (iii) sales results for BEMA Buprenorphine and resulting royalty payments to the Company)

may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com